Exhibit 99.1

For Information Contact:
Odetics: Gregory Miner
Chief Executive Officer
714-774-5000
Home Page: http://www.odetics.com

Odetics, Inc. Announces Results of First Quarter
Ended June 30, 2003

Anaheim, California — July 31, 2003 - For its first quarter ended June 30, 2003, Odetics, Inc. (OTC Bulletin Board: ODETA) today reported an operating loss of $297,000 and a loss from continuing operations of $1,510,000, or $0.10 per share, compared to operating income of $431,000 and a loss from continuing operations of $512,000, or $0.04 per share, reported for the first quarter of the previous fiscal year.

For the quarter ended June 30, 2003, Odetics’ net sales and contract revenues of $12,601,000 compared with net sales and contract revenues of $11,946,000 in the quarter ended June 30, 2002.

Commenting on the results, Greg Miner, Chief Executive Officer, stated, “We are pleased with our progress in the quarter.  Revenues of our two operating subsidiaries, Iteris and MAXxess Systems, increased 12.4% and 13.7%, respectively, in the first quarter ended June 30, 2003 compared to the prior year, and we continue to maintain our targeted gross profit performance levels of at least 40% of total revenues consistent with the objectives stated for our new business model of a more focused Odetics.”  Important developments for Odetics include the following:

•                  Vantage Video Detection Systems achieved record quarterly sales of $5.2 million, an increase of 18.6% compared to last year’s first quarter.

•                  Iteris Systems and Consulting business activity was strong in the quarter with approximately $8.3 million in new contract awards—a substantial increase on both a year over year and sequential quarterly basis.

•                  Iteris AutoVue revenues increased 82% in the first quarter ended June 30, 2003 compared to last year’s first quarter.  We believe Iteris is moving closer to engaging a significant relationship with a major tier one supplier for Lane Departure Warning systems to be sold to the passenger car market.

•                  We completed a private placement of $2.2 million in new equity to fund working capital requirements as we continue to focus our business model on growth markets.

•                  We completed the renegotiation of our leasing arrangements for our principal operating facility, which is expected to save approximately $2.0 million in annual operating expenses and cash flow.

About Odetics

Odetics products address the management needs of the transportation, and security industries.  Odetics is a market leader for video-based sensors used for surface transportation and is a developer of integrated systems for facility security and trace detection of dangerous chemicals and explosives.  Odetics has headquarters in Anaheim.  Investors are encouraged to contact us at 714-774-5000, or at www.odetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains statements that may be deemed to be forward-looking.  These forward-looking statements speak only as of the date hereof and are based upon the information currently available to us at this time.  Such information is subject to change, and the company will not necessarily inform you of such changes.  Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including but not limited to the effectiveness of the company’s cost and expense reduction efforts; warranty and support issues; the rate at which present and future customers adopt the company’s technologies; emerging technologies and other competitive pressures; the cancellation or deferral of significant contracts; the impact of our facility leasing arrangements; general economic and political conditions in Odetics markets including the continuing economic slowdown; and, such other factors identified in the Odetics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Investors are strongly encouraged to review the risk factors set forth in Odetics’ most recent SEC filings.

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Odetics, Inc.
Summary Financial Data
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2002	2003
Consolidated Statement of Operations
Net sales and contract revenues:
Net sales	$5,731	$6,826
Contract revenues	6,215	5,775
Total net sales and contract revenues	11,946	12,601

Costs and expenses:
Cost of sales	2,687	3,679
Cost of contract revenues	4,099	3,887
Gross profit	5,160	5,035

Selling, general and administrative expense	3,741	4,189
Research and development expense	988	1,143
Total operating expenses	4,729	5,332

Operating income (loss)	431	(297)

Non-operating items
Other income (expense)	640	(101)
Interest expense	(555)	(32)
Income (loss) before income taxes	516	(430)
Income tax benefit	0	220
Income (loss) from continuing operations before minority interest	516	(650)
Minority interest in earnings of subsidiary	1,028	860
Loss from continuing operations	(512)	(1,510)

Loss from discontinued operations	(788)	(442)

Net loss	$(1,300)	$(1,952)

Loss per share:
Basic and diluted
Loss from continuing operations	$(0.04)	$(0.10)
Loss from discontinued operations	(0.06)	(0.03)
Loss per share	$(0.10)	$(0.13)

Shares used in calculating loss per share:
Basic and diluted	12,587	15,117

EBITDA
Operating income (loss)	431	(297)
Depreciation & amortization	244	212
	$675	$(85)

	Three Months Ended June 30,
	2002	2003
Revenues by segment:
Iteris	$10,259	$11,531
Video Products	941	1,070
Telecom Products	746	0
	$11,946	$12,601

06/30/03
Balance Sheet Highlights

Current assets	$17,947
Equipment, furniture and fixtures, net	$1,843
Other assets	$12,378

Current liabilities	$15,334
Shareholders’ deficit	$(6,208)